UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Zyversa Therapeutics, Inc.
(formerly known as Larkspur Health Acquisition Corp.)
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

98987D102
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 2 of 17
1	NAMES OF REPORTING PERSONS
OCM Value SPAC Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	As of December 31, 2023, OCM Value SPAC Holdings, L.P. no longer holds any beneficial ownership of Zyversa Therapeutics, Inc. (formerly known as Larkspur Health Acquisition Corp., the “Issuer”)

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 3 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Fund GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the general partner of OCM Value SPAC Holdings, L.P.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 4 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the managing member of Oaktree Fund GP, LLC.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 5 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 6 of 17
1	NAMES OF REPORTING PERSONS
OCM Holdings I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 7 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 8 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 9 of 17
1	NAMES OF REPORTING PERSONS
Oaktree Capital Group Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Solely in its capacity as the indirect owner of the class B units of Oaktree Capital Group, LLC

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 10 of 17
1	NAMES OF REPORTING PERSONS
Brookfield Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1)	Solely in its capacity as the indirect owner of the class A units of Oaktree Capital Group, LLC.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 11 of 17
1	NAMES OF REPORTING PERSONS
BAM Partners Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0(1)

	6	SHARED VOTING POWER

	7	SOLE DISPOSITIVE POWER
0(1)

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1)	Solely in its capacity as the sole owner of the class B Limited Voting Shares of Brookfield Corporation (f/k/a Brookfield Asset Management, Inc.).

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 12 of 17
Item 1(a).	Name of Issuer:

Zyversa Therapeutics, Inc.  (formerly known as Larkspur Health Acquisition Corp.)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The Company's principal executive offices are located at 2200 N. Commerce Parkway, Suite 208, Weston, Florida 33326.

Item 2(a)-(c).	Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

i)	OCM Value SPAC Holdings, L.P., a Delaware limited partnership (“OCM Value SPAC”), no longer holds any beneficial ownership of the common stock of the Issuer;

ii)	Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the general partner of OCM Value SPAC;

iii)	Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP;

iv)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

v)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

vi)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), in its capacity as the managing member of Holdings I;

vii)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings;

viii)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the indirect owner of the class B units of OCG;

ix)	Brookfield Corporation (f/k/a Brookfield Asset Management, Inc.), an Ontario corporation (“BAM”), in its capacity as the indirect owner of the class A units of OCG; and

x)	BAM Partners Trust, a trust established under the laws of Ontario (the “BAM Partnership”), in its capacity as the sole owner of Class B Limited Voting Shares of BAM.

The address of the principal business office of BAM and of the BAM Partnership is Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario, Canada M5J 2T3. The address of the principal business office of other Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock").

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 13 of 17
Item 2(e).	CUSIP Number:

98987D102

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

This Item 3 is not applicable.

Item 4.	Ownership:

The responses of the Reporting Persons to Rows 5-9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

OCM Value SPAC directly no longer holds any shares of common stock, $0.0001 par value of the Issuer.

Fund GP, in its capacity as the general partner of OCM Value SPAC, has the ability to direct the management of OCM Value SPAC’s business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, Fund GP may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

GP I, in its capacity as the managing member of Fund GP, has the ability to direct the management of Fund GP’s business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, GP I may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, Capital I may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, Holdings I may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holdings I’s business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, Holdings may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, OCG may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

OCGH GP, in its capacity as the managing member of OCG, has the ability to direct the management of Holdings’ business regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, OCGH GP may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

BAM, in its capacity as the indirect owner of the class A units of OCG, has the ability to appoint and remove certain directors of OCG, and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, BAM may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

The BAM Partnership, which is the sole owner of Class B Limited Voting Shares of BAM, has the ability to appoint one half of the board of directors of BAM and, as such, may indirectly control the decisions of BAM regarding the vote and disposition of any securities held by OCM Value SPAC; therefore, the BAM Partnership may be deemed to have indirect beneficial ownership of any shares held by OCM Value SPAC.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 14 of 17
Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the units, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

This Item 7 is not applicable.

Item 8.	Identification and Classification of Members of the Group:

This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group:

This Item 9 is not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 15 of 17
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

OCM VALUE SPAC HOLDINGS, L.P.

By:	OAKTREE FUND GP, LLC
Its:	General Partner

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 16 of 17
OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
Name:	Swati Mandava
Title:	Senior Vice President Legal & Regulatory

BAM PARTNERS TRUST

By:	BAM Class B Partners Inc.
Its:	Trustee

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

SCHEDULE 13G/A
CUSIP No. 98987D102		Page 17 of 17
Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.